Consent of Independent Registered Public Accounting Firm

          We have issued our report dated June 20, 2006, accompanying the financial statements and schedules included in the Annual Report of First National Bank of Chester County Retirement Savings Plan on Form 11-K for the year ended December 31, 2005. We hereby consent to the inclusion of said report.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
June 20, 2006